PEOPLES BANCORP INC.
FOURTH AMENDED AND RESTATED 2006 EQUITY PLAN
Performance Unit Award Agreement
(for Executives)
Name of Participant: ___________________
Grant Date: ___________________
Target Number of Performance Units Subject to the Award: ___________________
Performance Period: The 3 fiscal year period commencing on ____ and ending on ____
Performance Goals:
50% of the Performance Units shall be subject to the “Relative Tangible Return on Equity” Performance Goal. Relative Tangible Return on Equity shall be determined based on the Company’s average reported return on average tangible equity over the three fiscal years in the Performance Period, as determined by the Committee in its sole discretion, including adjusting items, and the average reported return on average tangible equity as reasonably determined by the Committee based on the reported financial results for banks included in the Standard and Poors Small Cap Index (the “Peer Group”) over the three fiscal years in the Performance Period.
50% of the Performance Units shall be subject to the “Relative Total Shareholder Return” Performance Goal. The Company’s Relative Total Shareholder Return means the relative rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period of the Company Stock as compared to that of the shares of common stock of each member of the Peer Group. For purposes of calculating Relative Total Shareholder Return, the beginning price of a share of Company Stock and the beginning price of a share of common stock of each member of the Peer Group will be based on the closing price on the last trading day to occur immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock is then traded, and the ending stock price of a share of Company Stock and the ending price of a share of common stock of each member of the Peer Group will be based on the closing price on the last trading day of the Performance Period on the principal stock exchange on which the stock then trades (and also adjusted for any stock splits), as determined by the Committee in its sole discretion.
Between 0% and 150% of the Performance Units subject to a Performance Goal may be earned based on achievement during the Performance Period of that Performance Goal based on the attained level of performance set forth in the following table. Performance between two stated levels will be interpolated when determining the attained percentage of the Target Number of Performance Units (as specified above) to determine the number of Earned Performance Units (as defined below).

Performance Level	Attained Company Performance	Attained Percentage of Target Number of Performance Units
Below Threshold	Less than 35th Percentile	0%

Threshold	35th Percentile	50%
Target	55th Percentile	100%
Maximum	Greater than or equal to the 75th Percentile	150%

This Performance Unit Award Agreement (this “Agreement”) is made effective as of Grant Date listed above by and between Peoples Bancorp Inc. (the “Company”) and the Participant listed above. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Peoples Bancorp Inc. Fourth Amended and Restated 2006 Equity Plan (the “Plan”).
Section 1    Grant of Performance Units
The Company hereby grants to the Participant an award of the number of Performance Units listed above, subject to the terms and conditions described in the Plan and this Agreement. The Performance Units represent a right to receive shares of Company Stock to the extent that the Performance Units become vested. The Company shall transfer one share of Company Stock for each Performance Unit that vests. However, the Participant shall forfeit any rights to the Performance Units and the underlying shares to the extent the Performance Units do not vest or the Participant fails to comply with the terms of this Agreement and the Plan.
Section 2    Vesting and Transfer
(A)    Rights Before Vesting. No portion of the Performance Units that has not vested or been settled nor any underlying shares of Company Stock that have not yet been transferred to the Participant in connection with the Performance Units may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by the Participant in any way (including a transfer by operation of law); and any attempt by the Participant to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.
(B)    Certification at End of the Performance Period; General Vesting Standard. As soon as administratively practicable after the end of the Performance Period, the Committee shall certify the level of attainment of each Performance Goal set forth above. If the Participant remains employed and in compliance with the covenants set forth in Section 4 on the date of certification, the Participant will vest in the number of Performance Units that correlates to the certified level of attainment (rounding down to the nearest whole unit) (the “Earned Performance Units”). A number of shares of Company Stock equal to the number of Earned Performance Units, net of applicable withholding, will be issued to the Participant as soon as reasonably practicable after the date of such certification (the date of such issuance, the “Settlement Date”).
(C)    Transfer Restrictions. The shares of Company Stock, net of applicable withholding, received in accordance with Section 2(B) shall be or become transferable as follows:
(i)    Fifty percent (50%) shall be immediately transferable; and
(ii)    Fifty percent (50%) shall become transferable upon the Participant’s Termination.

(D)    Effect of Termination. Notwithstanding anything to the contrary in Sections 2(B) and 2(C):
(i)    Death. If the Participant dies while employed but prior to the Settlement Date, on the Settlement Date the Participant’s beneficiary shall be issued the number of shares of Company Stock equal to a prorated portion of the number of Earned Performance Units that would have been issuable had the Participant survived until the Settlement Date, with such proration based on the number of days in the Performance Period prior to the date of the Participant’s death and divided by the total number of days in the Performance Period, net of any applicable tax withholding.
(ii)    Disability. If the Participant Terminates due to Disability prior to the Settlement Date, on the Settlement Date the Participant shall be issued the number of shares of Company Stock equal to a prorated portion of the number of Earned Performance Units that would have been issuable had the Participant remained employed until the Settlement date, with such proration based on the number of days in the Performance Period prior to the date of the Participant’s Termination and divided by the total number of days in the Performance Period, net of any applicable tax withholding.
(iii)    Retirement. If the Participant Terminates due to Retirement prior to the Settlement Date, the Performance Units shall become fully vested at the time and subject to the conditions specified in Sections 2(A) and 2(B).
For the purpose of this Award Agreement, Retirement means a Termination by a Participant other than due to death or Disability (I) on or after attaining 62 years of age and with at least 5 years of service with the Company or any Subsidiary; or (II) if the Participant has attained age 55; the Participant has at least 7 years of service with the Company or any Subsidiary; the Retirement occurs as of a date mutually agreed upon between the Company or applicable Subsidiary and the Participant, provided that such date is at least [either “6” for participants other than the CEO or “12” for the CEO] months after the date the Participant provides written notice to the Company or applicable Subsidiary of the Participant’s proposed retirement; the Participant agrees to enter into an enforceable non-compete covenant for a period of at least 12 months after the Retirement date; and the Participant cooperates to the Company’s reasonable satisfaction with the transition of the Participant’s duties.
(iii)    Terminations for Cause or Any Reason Other than Death, Disability or Retirement. If the Participant is Terminated for Cause or Terminates for any reason other than due to death, Disability or Retirement prior to the Settlement Date (unless such other Termination follows a Change in Control), all of the unvested Performance Units shall be forfeited immediately on the Termination date.
(E)    Delivery of Shares. On the Settlement Date, the Company shall deliver to the Participant the number of shares of Company Stock, net of any applicable tax withholding, through the issuance of a stock certificate for, or other appropriate documentation evidencing, the shares of Common Stock.

Section 3    Rights of the Participant Before Vesting; Grant of Dividend Equivalent Rights
Before the Performance Units vests, the Participant shall not have any rights associated with the shares of Company Stock underlying the Performance Units. Each Performance Unit shall also have a dividend equivalent right (a “Dividend Equivalent Right”). Each Dividend Equivalent Right represents the right to receive all of the ordinary cash dividends that would have been payable if the shares of Common Stock issued in connection with the Performance Units based on actual performance had been issued on the Grant Date. In the event that a Performance Unit is forfeited, no amount shall be payable in connection with the Dividend Equivalent Right related to the forfeited Performance Unit.
Section 4    Covenants
(A)    Non-Solicitation. The Participant acknowledges and understands that the Participant’s contacts with customers or potential customers of the Company and its Subsidiaries are due, at least in part, to the support and assistance provided by the Company during the term of the Participant’s employment, and therefore, that soliciting, diverting or appropriating such persons would unfairly harm the Company and its Subsidiaries. As a result, the Participant agrees that, during the term of the Participant’s employment and for a period of one (1) year thereafter, the Participant shall not, directly or indirectly:
(i)     Contact any customer or prospective customer of the Company or any of its Subsidiaries, on the Participant’s behalf or on behalf of any other person or entity, of whom the Participant had knowledge, actual or imputed, or with whom the Participant had contact in whatever form during the Participant’s employment with the Company or any of its Subsidiaries for the purpose of soliciting the business of such person or inducing such person to acquire from any person or entity other than the Company or any of its Subsidiaries any product or service that currently is provided or under development by the Company or any of its Subsidiaries; or
(ii)    Attempt to solicit, or assist anyone in attempting to solicit, any employee of the Company or any of its Subsidiaries to terminate the employee’s employment with the Company or any of its Subsidiaries.
(B)    Non-Disclosure of Confidential Information. The Participant acknowledges and understands that during the course of the Participant’s employment with the Company and/or its Subsidiaries, the Participant shall have access to Confidential Information (as defined below) that is maintained as confidential by the Company and its Subsidiaries, is highly valuable and proprietary to the Company and its Subsidiaries, and the disclosure of which to third parties, or the unauthorized access, acquisition, use, or attempted access, acquisition or use, of which would cause the Company and its Subsidiaries serious and unfair competitive disadvantage and harm. As a result, the Participant agrees that, during the Participant’s employment with the Company or any of its Subsidiaries, and at all times thereafter, regardless of the reason for the Termination of such employment:
(i)    The Participant shall not disclose to any third parties any Confidential Information or use such Confidential Information for any purpose other than to carry out the Participant’s employment responsibilities for the Company or any of its Subsidiaries;

(ii)    The Participant shall treat such Confidential Information as confidential, as required by law and this Agreement;
(iii)    The Participant shall only access, acquire, use, or attempt to access, acquire, or use, Confidential Information for use in performing the Participant’s duties for the Company or one of its Subsidiaries, and for no other reason; and
(iv)    Immediately upon Termination of the Participant’s employment for any reason, to return to the Company all Confidential Information in the Participant’s possession or control, as well as any Copies (as defined below) made of such Confidential Information and any other material, including handwritten notes, made or derived from such Confidential Information;
(v)    For purposes of this Agreement:
(I)    “Confidential Information” means all trade secrets and proprietary information in whatever form (whether communicated orally or in documentary or other tangible form) belonging to the Company or any of its Subsidiaries that has not been published or disseminated or otherwise become a matter of public knowledge other than as a result of the Participant’s acts or omissions, including without limitation: business plans, financial or accounting information, rates, insurance payment and reimbursement information, research and development information, marketing or sales information, customer lists, lists of potential customers, contact information for any customer or potential customer, processes, computer programs, systems and software (including, without limitation, documentation and related source and object codes), customer renewal and expiration information, associate information, on-site program and support materials, training programs and associated materials, pricing lists, contracts, forms, methods, procedures and analyses and any other information that the Company or one of its Subsidiaries takes measures to prevent, in the ordinary course of business, from being available to persons other than those selected by the Company or one of its Subsidiaries.
(II)    “Copies” includes all Confidential Information stored or maintained in electronic format or on electronic or magnetic media of any sort, including, without limitation, computer servers, PDAs, cell phones, I-Pods, smart cards, Blackberries, hard drives, zip drives, floppy disks, CD-ROMs, DVDs, and magnetic tapes.
(C)    Reasonableness of Restraints; Irreparable Harm; Breach No Defense. The Participant acknowledges that:
(i)    The covenants described in this Section 4 are reasonably necessary to protect the goodwill, trade secrets, and other legitimate business interests of the Company and its Subsidiaries and that such restraints shall not cause the Participant any undue hardship.
(ii)    Any breach of the covenants contained in this Section 4 would cause the Company or one of its Subsidiaries immediate and irreparable harm for which injunctive relief would be necessary and proper, and the Participant consents to the issuance of a temporary restraining order and a preliminary injunction upon good faith presentment by the Company or one of its Subsidiaries of allegations demonstrating such breach without the necessity of proving damages or posting a bond therefor; provided, however, that nothing contained herein shall be construed to prohibit the Company or any of its Subsidiaries from pursuing all other legal remedies at its disposal including but not limited to monetary damages.
(iii)    The covenants of this Section 4 are essential to this Agreement. They shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action which the Participant may have against the Company or any of its Subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or one of its Subsidiaries of these covenants.
(iv)    If the scope of any restriction contained in this Section 4 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Participant hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
Section 5    Stock Subject to Plan; Plan as Controlling
By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All terms and conditions of the Plan applicable to the Performance Units which are not set forth in this Agreement shall be deemed incorporated herein by reference. In the event any term or condition of this Agreement is inconsistent or conflicts with the terms and conditions of the Plan, the Plan shall be deemed controlling. This agreement is also subject to the terms and conditions of the Peoples Bancorp Inc. Executive Incentive Compensation Clawback Policy.
Section 6    Listing, Registration and Qualification
If the Committee determines that (A) the listing, registration or qualification of the shares of Company Stock underlying the Performance Units upon NASDAQ or any other established stock exchange, market or quotation system or under any state or federal law; (B) the consent or approval of any governmental or regulatory body; or (C) an agreement by the Participant with respect thereto, is necessary or desirable as a condition to the issuance of the shares of Company Stock underlying the Performance Units, the shares of Company Stock may not be issued unless and until such listing, registration, qualification, consent, approval, or agreement has been effected or obtained, free of any conditions which are not acceptable to the Committee.
If any shares of Company Stock subject to the Performance Units are issued upon the vesting thereof to a person who, at the time of such vesting or thereafter, is an affiliate of the Company for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or are issued in reliance upon exemptions under the securities laws of any state, then upon such issuance:
(i)    Unless permitted by the Plan, such shares of Company Stock shall not be transferable by the holder thereof, and neither the Company nor its transfer agent or registrar, if any, shall be required to register or otherwise to give effect to any transfer thereof and may prevent any such transfer, unless the Company shall have received an opinion from its counsel to the effect that any such transfer would not violate the Securities Act or the applicable laws of any state; and

(ii)    The Company may cause any stock certificate which may evidence any of such shares of Company Stock to bear a legend reflecting the applicable restrictions on the transfer thereof.
Section 7    Tax Withholding
The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event arising as a result of the Performance Units, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Notwithstanding the foregoing, subject to the approval of the Committee, the Participant may authorize the Company to deduct or withhold a higher level of tax withholding provided that such higher withholding level would not have a negative accounting impact for the Company.
Section 8    Miscellaneous
(A)    No Guarantee of Continued Employment. The grant of Performance Units under this Agreement shall not: (i) confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries; (ii) limit in any way the right of the Company or any Subsidiary to Terminate the Participant; or (iii) be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee for any period of time or at any particular rate of compensation.
(B)    Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive any shares of Company Stock underlying the Performance Units due to the Participant upon the Participant’s death. Unless otherwise provided in the beneficiary designation, each designation made shall revoke all prior designations made by the Participant, must be made on a form prescribed by the Committee and shall be effective only when filed in writing with the Committee. If the Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary shall be the Participant’s surviving spouse or, if there is no surviving spouse, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary shall be based only on the information included in the latest beneficiary designation form completed by the Participant and shall not be inferred from any other evidence.
(C)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the principles of conflict of laws
(D)    Rights and Remedies Cumulative. All rights and remedies of the Company and of the Participant enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

(E)    Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.
(F)    Notices and Payments. All payments required or permitted to be made under the provisions of this Agreement, and all notices and communications required or permitted to be given or delivered under this Agreement to the Company or to the Participant, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first-class mail (postage prepaid), and addressed as follows:
If to the Company, to:
Peoples Bancorp Inc.
Attn.: Compensation Committee
138 Putnam Street
P. O. Box 738
Marietta, Ohio 45750-0738
If to the Participant, to the last address on file for the Participant with the Company.
The Company or the Participant may, by notice given to the other in accordance with this Agreement, designate a different address for making payments required or permitted to be made, and for the giving of notices or other communications, to the party designating such new address. Any payment, notice or other communication required or permitted to be made or given in accordance with this Agreement shall be deemed to have been made or given upon receipt thereof by the addressee.
(G)    Severability. If any provision of this Agreement, or the application of any provision hereof to any person or any circumstance, shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of each party to this Agreement that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.
(H)    Number and Gender. When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.
(I)    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Participant in respect of the Performance Units granted hereunder and supersedes all prior and contemporaneous agreements or understandings between the parties hereto in connection with the Performance Units granted hereunder. Subject to Section 12.2(b) of the Plan, no change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon either party hereto unless contained in a writing signed by the party to be charged. Notwithstanding the foregoing or anything in this Agreement to the contrary, this Agreement may be amended without any additional consideration to the Participant to the extent necessary to comply with, or avoid penalties under, Section

409A of the Code even if any such amendment reduces, restricts or eliminates rights granted prior to such amendment.
(J)    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed, or caused this Agreement to be executed, to be effective as of the Grant Date.
Company:    Participant:
PEOPLES BANCORP, INC.,
an Ohio corporation
By:
Senior Vice President and        [Executive Name]
Secretary to the Compensation Committee
Date:
        Street Address

        City, State and Zip Code
        Date: